EXHIBIT 99.1
Bernard T. Marren
President/CEO
Michael Mazzoni
CFO
(650) 625-8787

OPTi Reports Sale of Semiconductor Business

Mountain View, California – September 30, 2002 — OPTi Inc. (NASDAQ/NMS: OPTI) today announced that it has sold its semiconductor business to OPTi Technologies, Inc., an unaffiliated company formed to acquire the semiconductor business, for approximately $700,000 in cash plus future royalties. The maximum amount of the deal if the acquirer were to remit the full amount of royalties would be approximately $1,900,000 in cash.

Bernard Marren, CEO and President of OPTi, stated, “The Company had explored several options in regards to the sale of the business and determined that this was the best deal for the Company and our shareholders. This deal eliminates our risk in inventory and accounts receivable if the semiconductor market continues to have weakness and provides the Company with a revenue stream in the future. The sale also allows for the Company to continue to reduce our operating expenses as we focus on what we perceive to be the true value to our shareholders, which is our intellectual property. As previously stated the Company’s Board determined that it would be prudent to postpone the liquidation plan to allow the Company more time to evaluate its intellectual property position, including the means by which it would pursue claims for the potential infringement of certain of its patents.”

Statements in this press release that are not historical facts are forward-looking statements. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including market conditions generally and in the personal computer and semiconductor industries, competition, new developments in intellectual property law generally and with respect to semiconductor patents in particular, the Company’s ability to maintain and defend its patent position and other matters. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect the occurrence of unanticipated events. Factors which may impact the Company’s success are more fully discussed in the Company’s most recent periodic reports filed with the Securities and Exchange Commission.

OPTi Inc. an independent supplier of semiconductor products to the personal computer market is headquartered in Mountain View, California. OPTi stock is traded on the National Market System under NASDAQ symbol OPTI.